Exhibit 99.1

For Immediate Release:

CONTACT:

Bob Husted	David Rosenthal
Investor Relations Manager	Chief Financial Officer
(303) 440-5330	(303) 440-5330

SpectraLink Announces Strong Preliminary 2004 Results

BOULDER, Colo. – January 10, 2005 — SpectraLink Corporation (Nasdaq: SLNK) today announced preliminary results for 2004 that exceed the company’s previous guidance for annual revenue and earnings.

For the fourth quarter of 2004, SpectraLink expects to report revenues of approximately $27.5 million, and earnings around $0.20 per fully diluted share. This will result in annual revenues of approximately $90 million with corresponding full year earnings around $0.56 per fully diluted share.

The strong revenue performance is partly attributable to two orders of about $1.0 million each from the retail sector, one of which was for a large retailer in Europe. In addition, there was an increased order flow from SpectraLink’s OEM partners, and continuing growth in the company’s traditional vertical markets. Sales of NetLink Wireless Telephones accounted for 53% of product revenue marking the first quarter that Wi-Fi telephone system sales exceeded sales of Link Wireless Telephone Systems. Gross margins are expected to be about 63%, which is in the middle of the company’s guidance range.

The company’s preliminary outlook for 2005 is for revenues to grow in the area of 20%. Operating income, as a percentage of revenue, is expected to be in the 18 to 20 percent range. Quarterly seasonal patterns are still expected to be consistent with historical trends.

“I am delighted with the quarterly performance delivered by our selling organization, our worldwide distribution partners, and the entire SpectraLink workforce that supported their efforts,” said John Elms, SpectraLink president and CEO. “We look forward to continuing the expansion of this exciting market, and remaining the undisputed worldwide leader in delivering Wi-Fi telephone systems in 2005.”

SpectraLink will provide additional detail on year-end results and 2005 annual guidance during its conference call scheduled for January 27, 2005, at 4:30 p.m. Eastern.

About SpectraLink

SpectraLink Corporation (Nasdaq: SLNK) is the leading U.S. manufacturer and provider of wireless telephone systems for the workplace. SpectraLink distributes its products through strategic OEM partnerships, industry-leading service, equipment, and application providers, cultivating a vast customer base among industries including retail, education, healthcare, manufacturing, finance, information systems and telecommunications. For more information, visit http://www.spectralink.com.

This release may contain forward-looking statements that are subject to many risks and uncertainties, including the inability to close several large orders in the sales pipeline; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises wireless telephone systems. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2003, and subsequent Form 10-Q filings.